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                                                                     Exhibit 2.3
                                                                     -----------

                     SECOND AMENDMENT TO RIGHTS AGREEMENT

          This Second Amendment, dated as of December 11, 2000 (the "Amendment"), amends that certain Rights Agreement, originally dated as of December 20, 1994 (the "Rights Agreement") and first amended on August 14, 1996 (the "First Amendment"), between RF Monolithics, Inc., a Delaware corporation (the "Company"), and Fleet National Bank (f/k/a BankBoston, N.A., f/k/a the First National Bank of Boston ("Rights Agent").

          The Board of Directors of the Company has approved a second amendment to the Rights Agreement pursuant to Section 27 thereof.

          Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          Section 1. Certain Definitions. For purposes of this Amendment, capitalized terms not otherwise defined shall have the meaning given them in the Rights Agreement.

          Section 2. Amendment. Section 1(i), as amended by the First Amendment dated as of August 14, 1996, is hereby amended in its entirety to read as follows:

          (i) "Exempt Person" shall mean the following: (1) Kopp Investment Advisors, Inc. (and any successor thereto, but no purchaser or assignee thereof or purchaser or assignee of any shares of Common Shares of the Company by such Person) ("Kopp"), but only so long as Kopp does not become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, Kopp shall not cease to be an "Exempt Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Kopp to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if Kopp shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then Kopp shall no longer be deemed to be an "Exempt Person"; and

          (2) Orin Hirschman ("Hirschman"), but only so long as Hirschman does not become the Beneficial Owner of 16.6% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, Hirschman shall not cease to be an "Exempt Person" as the result of
          (1) becoming entitled to receive or receiving any additional Common Shares of the Company acquired through anti-dilution rights under warrants beneficially owned by Hirschman or (2) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Hirschman to 16.6% or more of the Common Shares of the Company then outstanding; provided, however, that if Hirschman shall become the Beneficial Owner of 16.6% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company or Common Shares acquired through anti-dilution rights under warrants beneficially owned

Second Amendment to Rights Agreement    1
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     by Hirschman, and shall, after such share purchases by the Company or triggering of anti-dilution rights, become the Beneficial Owner of any additional Common Shares of the Company, then Hirschman shall no longer be deemed to be an "Exempt Person."

     Section 3. Effect of Amendment. Except as expressly amended hereby and by the First Amendment, the Rights Agreement shall remain in full force and effect.

     Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 5. Governing Law. This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     In Witness Whereof, parties hereto have caused this Amendment to be duly executed and their seals attested, all as of the day and year first above written.

                                       RF MONOLITHICS, INC.
Attest:

By:________________________________

Name:______________________________    By:/s/ David M. Kirk
                                          ----------------------------------
Title:_____________________________       David M. Kirk
                                          President and Chief Executive Officer

                                       Fleet National Bank, f/k/a BankBoston,
                                       N.A., f/k/a THE FIRST NATIONAL BANK
                                       OF BOSTON
Attest:

By:  /s/ Tracy Chipman                 By: /s/ Carol Mulvey-Eori
   --------------------------------        ------------------------------
Name:  Tracy Chipman                   Name: Carol Mulvey-Eori
     ------------------------------          ----------------------------
Title: Account Manager                 Title: Managing Director
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Second Amendment to Rights Agreement    2